Exhibit 3.2

AMENDED AND RESTATED

BYE-LAWS

OF

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

TABLE OF CONTENTS

INTERPRETATION		1

1.	Definitions	1

SHARES		3

2.	Power to Issue Shares	3
3.	Power of the Company to Purchase its Shares	3
4.	Rights Attaching to Shares	4
5.	Calls on Shares	6
6.	Forfeiture of Shares	6
7.	Share Certificates	7
8.	Fractional Shares	8

REGISTRATION OF SHARES		8

9.	Register of Members	8
10.	Registered Holder Absolute Owner	8
11.	Transfer of Registered Shares	8
12.	Transmission of Registered Shares	9

ALTERATION OF SHARE CAPITAL		10

13.	Power to Alter Capital	10
14.	Variation of Rights Attaching to Shares	10

DIVIDENDS AND CAPITALISATION		10

15.	Dividends	10
16.	Power to Set Aside Profits	11
17.	Method of Payment	11
18.	Capitalisation	12

MEETINGS OF MEMBERS		12

19.	Annual General Meetings	12
20.	Special General Meetings	12
21.	Requisitioned General Meetings and Other Business	12
22.	Notice	14
23.	Giving Notice and Access	15
24.	Postponement of General Meeting	16
25.	Electronic Participation in Meetings	16
26.	Quorum at General Meetings	16
27.	Chairman to Preside at General Meetings	17
28.	Voting on Resolutions	17

29.	Power to Demand a Vote on a Poll	18
30.	Voting by Joint Holders of Shares	18
31.	Instrument of Proxy	19
32.	Representation of Corporate Member	19
33.	Adjournment of General Meeting	20
34.	Written Resolutions	20
35.	Directors Attendance at General Meetings	21

DIRECTORS AND OFFICERS		21

36.	Election of Directors	21
37.	Number of Directors	23
38.	Classes of Directors	23
39.	Term of Office of Directors	23
40.	Alternate Directors	24
41.	Removal of Directors	24
42.	Vacancy in the Office of Director	25
43.	Remuneration of Directors	25
44.	Defect in Appointment	25
45.	Directors to Manage Business	25
46.	Powers of the Board of Directors	26
47.	Register of Directors and Officers	27
48.	Appointment of Officers	27
49.	Appointment of Secretary	27
50.	Duties of Officers	27
51.	Remuneration of Officers	27
52.	Conflicts of Interest	27
53.	Indemnification and Exculpation of Directors and Officers	28

MEETINGS OF THE BOARD OF DIRECTORS		30

54.	Board Meetings	30
55.	Notice of Board Meetings	30
56.	Electronic Participation in Meetings	30
57.	Quorum at Board Meetings	30
58.	Board to Continue in the Event of Vacancy	30
59.	Chairman to Preside	31
60.	Written Resolutions	31
61.	Validity of Prior Acts of the Board	31

CORPORATE RECORDS		31

62.	Minutes	31
63.	Place Where Corporate Records Kept	31
64.	Form and Use of Seal	31

ACCOUNTS		32

65.	Records of Account	32
66.	Financial Year End	32

AUDITS		32

67.	Annual Audit	32
68.	Appointment of Auditor	32
69.	Remuneration of Auditor	32
70.	Duties of Auditor	33
71.	Access to Records	33
72.	Financial Statements and the Auditor’s Report	33
73.	Vacancy in the Office of Auditor	33

VOLUNTARY WINDING-UP AND DISSOLUTION		33

74.	Winding-Up	33

CHANGES TO CONSTITUTION		34

75.	Changes to Bye-laws	34
76.	Changes to the Memorandum of Association	34
77.	Discontinuance	34

Multi Packaging Solutions International Limited

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Auditor	includes an individual or partnership;

Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws;

Carlyle Funds	has the meaning set out in Bye-law 34.7(b);

Company	Multi Packaging Solutions International Limited;

Director	a director of the Company;

Exchange	the New York Stock Exchange for so long as the shares of the Company are listed or quoted on the New York Stock Exchange, or such other stock exchange which is an appointed stock exchange for the purposes of the Act in respect of which the shares of the Company are listed or quoted and where such appointed stock exchange deems such listing or quotation to be the primary listing or quotation of the shares of the Company;

Madison Dearborn Funds	has the meaning set out in Bye-law 34.7(b);

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in

Multi Packaging Solutions International Limited

the Register of Members as one of such joint holders or all of such persons, as the context so requires;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Register of Directors and Officers	the Register of Directors and Officers referred to in these Bye-laws;

Register of Members	the register of Members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Sponsor Entity	any Carlyle Fund, Madison Dearborn Partner Fund or any of their respective affiliates, other than the Company;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

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(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as mandatory;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bye-laws, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine from time to time.

2.2	Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion of such shares).

3.	Power of the Company to Purchase its Shares

3.1	The Company may from time to time purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

Multi Packaging Solutions International Limited

4.	Rights Attaching to Shares

4.1	At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) common shares (the “Common Shares”) and (ii) preference shares (the “Preference Shares”).

4.2	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends and other distributions as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, to allot and re-designate such portion of the unissued share capital to such series as it shall determine to be appropriate and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

Multi Packaging Solutions International Limited

(e)	whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

Multi Packaging Solutions International Limited

4.6	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1	The Board may make such calls as it deems fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	Any amount which, by the terms of issue of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, cost and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

6.	Forfeiture of Shares

6.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in such form as may be approved by the Board, requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and stating that if the notice is not complied with the shares on which the call was made will be liable to be forfeited.

Multi Packaging Solutions International Limited

6.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	Share Certificates

7.1	Subject to Bye-law 7.4, every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, deem fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

Multi Packaging Solutions International Limited

8.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	Register of Members

9.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	Transfer of Registered Shares

11.1	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.2	An instrument of transfer for shares which may not be transferred pursuant to either Bye-law 11.1 or Bye-law 11.7 shall be in writing in such form as the Board may accept.

11.3	Such instrument of transfer shall be signed by (or, in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.4	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

Multi Packaging Solutions International Limited

11.5	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.6	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share, which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. The Board shall have the authority to request any Member, and such Member shall provide, such information as the Board may reasonably request for the purpose of determining whether the transfer of any share requires such consent, authorization or permission and whether the same has been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.7	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

12.	Transmission of Registered Shares

12.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case, unless the shares may be transferred pursuant to either Bye-law 11.1 or Bye-law 11.7, the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in such form as the Board may approve.

12.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

Multi Packaging Solutions International Limited

12.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1	The Company may if authorised by resolution of the Members increase, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2	The Board may, subject to these Bye-laws and in accordance with the Act, consolidate and divide all or any of its share capital into shares of larger amount than its existing shares or subdivide its shares, or any of them, into shares of smaller amount in any manner permitted by the Act or the Bye-laws.

13.3	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company unless otherwise provided by the rights attached to such shares.

15.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

Multi Packaging Solutions International Limited

15.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company unless otherwise provided by the rights attached to such share.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies, for equalising dividends, securing equality of distribution or for any other purpose.

17.	Method of Payment

17.1	Any dividend, interest, or other monies payable in cash may be paid in such manner as the Board shall determine, including by wire transfer, or by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct. Every such cheque or draft shall be made payable to the order of the person to whom it is sent or to such person as the Member may direct, and payment of the cheque or draft shall be good discharge to the Company. Every such cheque or draft shall be sent at the risk of the person entitled to the money represented thereby.

17.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct at least 30 days prior to such payment or for such other time period as the Board shall determine. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

17.4	Any dividend, distribution and/or other monies payable in respect of a share which has remained unclaimed for a period of six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend, distribution or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the

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Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for dividend or distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

An annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the Board shall appoint.

20.	Special General Meetings

The President or the Chairman (if any) or a majority of the Directors may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned General Meetings and Other Business

21.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

21.2	In addition to any rights of Members under the Act or these Bye-laws, business may be brought before any annual general meeting or any special general meeting by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law 21, on the record date for the determination of Members entitled to receive notice of and vote at such meeting and on the date of such meeting; and (ii) complies with the notice procedures set forth in this Bye-law 21.

21.3	In addition to any other applicable requirements, for other business to be proposed by a Member pursuant to Bye-law 21.2, such Member must have given timely notice thereof in proper written form to the Secretary.

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21.4	To be timely, a notice given to the Secretary pursuant to Bye-law 21.3 must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company as set forth in the Company’s filings with the U.S. Securities and Exchange Commission: (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be so delivered or mailed and received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and (ii) in the case of a special general meeting, not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

21.5

To be in proper written form, a notice given to the Secretary pursuant to Bye-law 21.3 must set forth as to each matter such Member proposed to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bye-laws of the Company, the language of the proposed amendment) and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Member and the beneficial owner, if any, on whose behalf the business is being proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to give such Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which provides, direct or indirectly, such Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such Member and any material interest of such Member or such beneficial owner in such business; and (vii) a representation that such Member intends to appear in person or by proxy at the general meeting to bring such business before the general meeting. Any Member giving notice to the Secretary of its intent to propose business at a general meeting pursuant to Bye-law 21.3 shall update and supplement its notice to the Company, if necessary, so that the information

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provided or required to be provided in such notice pursuant to this Bye-law 21.5 shall be true and correct as of the record date for the determination of Members entitled to receive notice of such meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company as set forth in the Company’s filings with the U.S. Securities and Exchange Commission not later than five (5) business days after the record date for the determination of Members entitled to receive notice of such meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

21.6	Once business has been properly brought before the general meeting in accordance with the procedures set forth in this Bye-law 21 and the Member proposing such business is present in person or by proxy at the general meeting, nothing in this Bye-law shall be deemed to preclude discussion by any Member of such business. If the chairman of a general meeting determines that business was not properly brought before the meeting in accordance with this Bye-law 21, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

21.7	In addition to the requirements of this Bye-law 21 with respect to any business proposed by a Member to be brought before a general meeting, each such Member shall comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) with respect to any such business. Nothing in this Bye-law 21 shall be deemed to affect the rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

21.8	No business may be transacted at a general meeting, other than business that is either (i) properly brought before the general meeting by or at the direction of the Board (or any duly authorised committee thereof); or (ii) properly brought before the general meeting by any Member or Members in accordance with the Act or these Bye-laws.

22.	Notice

22.1	At least fourteen days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, and as far as practicable, the business to be conducted at the meeting.

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22.2	At least ten days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.	Giving Notice and Access

23.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served five days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

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23.3	In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

24.	Postponement of General Meeting

The Secretary may, and on the instructions of the Chairman the Secretary shall, postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Bye-laws.

25.	Electronic Participation in Meetings

25.1	The Board may, but shall not be required to, make arrangements permitting members to participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

25.2	The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction the Board or such chairman considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

26.	Quorum at General Meetings

26.1	Subject to the rules of the Exchange, at any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company at the commencement of the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

26.2	If within such time as the chairman of the meeting may determine after the time appointed for the meeting a quorum is not present in accordance with Bye-law 26.1, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board or the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

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27.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the President, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting and in their absence, by a majority of those present at the meeting and entitled to vote.

28.	Voting on Resolutions

28.1	Subject to the Act, these Bye-laws and the rules of the Exchange, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means permitted by the Board pursuant to Bye-law 25.1, the chairman of the meeting shall direct the manner in which such Member may cast his vote in the form of an electronic record or otherwise on a show of hands.

28.5	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

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29.	Power to Demand a Vote on a Poll

29.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

29.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting including persons present by telephone, electronic or other communications facilities shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

29.4	Where a vote is taken by poll, each person present and entitled to vote, including each person present by telephone, electronic or other communications facilities, shall record his vote in such manner as the chairman of the meeting may direct having regard to the nature of the question on which the vote is taken. Each ballot shall be marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the votes cast in accordance with such directions shall be examined and counted by one or more inspectors of votes or a committee appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.

30.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

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31.	Instrument of Proxy

31.1	A Member may appoint a proxy by:

(a)	such telephonic, electronic or other means as may be approved by the Board from time to time; or

(b)	an instrument appointing a proxy shall be in writing in such form as the Board may determine from time to time

31.2	The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

31.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

31.4	Subject to Bye-law 31.5, the decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

31.5	Any Member may irrevocably appoint a proxy and in such case: (i) such appointment shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Company shall be given notice of the appointment, such notice to include the name, address, telephone number and electronic mail address of the proxy, and the Company shall give to such proxy notice of all meetings of shareholders of the Company; (iii) such proxy shall be the only person entitled to vote the relevant Shares at any meeting at which such proxy is present; and (iv) the Company shall be obliged to recognise the proxy until such time as such proxy shall notify the Company in writing that the appointment of such proxy is no longer in force.

32.	Representation of Corporate Member

32.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

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32.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	Adjournment of General Meeting

33.1	The chairman of a general meeting may adjourn a meeting to another time and place without the consent or direction of the Members if the chairman determines that it is appropriate to adjourn the meeting.

33.2	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	Written Resolutions

34.1	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

34.2	Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

34.3	A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

34.4	A resolution in writing may be signed in any number of counterparts.

34.5	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.6	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

34.7	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

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(b)	a resolution proposed at any time that investment funds affiliated with The Carlyle Group (“Carlyle Funds”) or Madison Dearborn Partners (“Madison Dearborn Funds”), together, own in aggregate less than 50% of the Common Shares in issue.

34.8	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

36.	Election of Directors

36.1	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. The Board may propose any person for election as Director. In addition, any Member holding not less than 10% in nominal value of the shares giving a right to attend and vote at general meetings of the Company (“Relevant Member”) may propose one person for election as Director at a general meeting. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director at a general meeting of the Company, notice must be given to the Secretary of the intention to propose him and of his willingness to serve as a Director, as set out in this Bye-law. Where any such person is to be elected:

(a)	at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made;

(b)	at a special general meeting, such notice must be given not later than 7days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made;

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(c)

in the case of an election at any general meeting, such notice must set forth: (i) as to the person whom the Relevant Member proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of such person to serve as a Director of the Company; (ii) the name and record address of the Relevant Member and the beneficial owner, if any, on whose behalf the nomination is proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Relevant Member and such beneficial owner (including any shares as to which such Relevant Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Relevant Member or such beneficial owner, the purpose or effect of which is to give such Relevant Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in directly or indirectly, by such Relevant Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Relevant Member or beneficial owner, or which provides, directly or indirectly, such Relevant Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Relevant Member or such beneficial owner and any other person or persons (including their names) in connection with the proposed nomination by such Relevant Member and any material relationship between such Relevant Member or such beneficial owner and the person proposed to be nominated for election; and (vii) a representation that such Relevant Member intends to appear in person or by proxy at the general meeting to propose such nomination; provided that the Relevant Member shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Bye-Law 36.1(c) shall be true and correct as of the record date for the determination of Members entitled to receive notice of such meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Company as set forth in the Company’s filings with the U.S. Securities and Exchange Commission not later than five (5) business days after the record date for the determination of Members entitled to receive notice of such meeting (in the case of the update and supplement

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required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof); and

(d)	in the case of an election at any general meeting, such notice must be accompanied by a written consent of the person whom the Relevant Member proposes to nominate for election as a Director to being named as a nominee and to serve as a Director if elected.

36.2	Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

36.3	The Board may fill any vacancy in their number left unfilled at a general meeting or otherwise.

37.	Number of Directors

The Board shall consist of such number of Directors as the Board may determine from time to time. The Board shall have the power to appoint any person as a Director to fill any vacancy on the Board occurring as a result of any increase in the size of the Board, such Director to serve, subject to Bye-law 39, in the class specified by the Board at the time of such increase in the size of the Board.

38.	Classes of Directors

From the time of adoption of these Bye-laws, the Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

39.	Term of Office of Directors

At the first annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class I Directors shall expire and the Class I Directors shall be elected for a three year term of office. At the second annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class II Directors shall expire and the Class II Directors shall be elected for a three year term of office. At the third annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class III Directors shall expire and the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a

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vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 42.

40.	Alternate Directors

40.1	The election or appointment of a person or persons to act as a Director in the alternative to any one or more Directors shall not be permitted.

41.	Removal of Directors

41.1	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may:

(a)	during any time that the Carlyle Funds and Madison Dearborn Funds, together, own more than 50% of the Common Shares in issue, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal; and

(b)	at such time after the Carlyle Funds and Madison Dearborn Funds, together, cease to own more than 50% of the Common Shares in issue, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do including details of cause, and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

41.2	If a Director is removed from the Board under this Bye-law, the Board may fill the vacancy resulting therefrom.

41.3

For the purpose of this Bye-law 41, “cause” shall mean (i) conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (ii) commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company of any of its subsidiaries; or (iii) failure to meet the requirements for service as a director as set forth in the rules and regulates promulgated by the U.S. Securities and Exchange Commission or the Exchange; (iv) the Board’s determination that Director failed to substantially perform the Director’s duties (other than any such failure resulting from the Director’s disability); (v) the Board’s determination that the Director failed to carry out, or comply with any lawful and reasonable directive of the Board; or (vi) the Director’s

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unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the Director’s duties and responsibilities.

42.	Vacancy in the Office of Director

42.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes an undischarged bankrupt, or has an order made against him pursuant to Section 94 of the Act;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his office by notice to the Company; or

(e)	is delivered a request in writing signed by all the other Directors to resign and he does not do so within 30 days of the date of such request pursuant to paragraph (d) of this Bye-law.

42.2	The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director.

43.	Remuneration of Directors

Directors may receive compensation for their services as Director, including, without limitation, compensation for service on any committee appointed by the Board and any additional fees for committee chairs, in amounts, and on such basis, as shall be established from time to time by the Board. The Directors may also be paid all travel, hotel and other expenses properly incurred by them (or in the case of a director that is a corporation, by its representative or representatives) in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

44.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Members.

Multi Packaging Solutions International Limited

46.	Powers of the Board of Directors

46.1	The Board may:

(a)	appoint, suspend, or remove any manager, Secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

Multi Packaging Solutions International Limited

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

48.	Appointment of Officers

The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

49.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

50.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time, provided always that the execution of those powers and the performance of those duties remain subject to the general oversight of the Board.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

52.	Conflicts of Interest

52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

Multi Packaging Solutions International Limited

52.3	Following a declaration of interest being made pursuant to Bye-law 52.2, the Interested Director shall not be disqualified from participating in the discussion or voting on the matter unless the chairman of the meeting determines that such Interested Director shall be disqualified as such. In the event the chairman of the meeting is the Interested Director making a declaration under Bye-law 52.2, the determination as to whether or not he should be disqualified may be made by a majority of the votes cast by the Directors not having such interest. In addition, an Interested Director may, but shall not be required to, recuse himself from the discussion or voting on any particular matter because of a possible conflict or for any other reason disclosed to the other Directors. Any Interested Director that is so disqualified or that elects to be recused shall nevertheless be counted toward a quorum for the meeting.

In the event that one or more Interested Directors are disqualified or elect to be recused from voting on a matter, or one or more Directors are later found to have an interest or conflict that should have been declared, the matter shall be approved or stand approved if it is or was approved by a majority of the votes cast by the Directors that do not have any interest or conflict in the matter, even if less than a quorum.

53.	Indemnification and Exculpation of Directors and Officers

53.1	The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

Multi Packaging Solutions International Limited

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

53.3	The Company may advance monies to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

53.4

The Company hereby acknowledges that an indemnified party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons with whom or which such indemnified party may be associated (including, without limitation, any Sponsor Entity). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of the indemnity set forth in Bye-law 53.1, (ii) the Company shall be primarily liable for any indemnification afforded to an indemnified party in respect of any proceeding, expense, liability or matter that is the subject of the indemnity set forth in Bye-law 53.1, whether created by law, organizational or constituent documents (including Bye-law 53.1), contract or otherwise, (iii) any obligation of any other persons with whom or which any indemnified party may be associated (including, without limitation, any Sponsor Entity) to indemnify such indemnified party and/or advance expenses to such indemnified party in respect of any proceeding shall be secondary to the obligations of the Company under these Bye-laws, (iv) the Company shall be required to indemnify each indemnified party and advance expenses to each indemnified party under these Bye-laws to the fullest extent provided herein without regard to any rights such indemnified party may have against any other person with whom or which such indemnified party may be associated (including, without limitation, any Sponsor Entity) or insurer of any such person and (v) the Company irrevocably waives, relinquishes and releases (1) any other person with whom or which an indemnified party may be associated (including, without limitation, any Sponsor Entity) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind, in respect of amounts paid by the Company under these Bye-laws; and (2) any right to participate in any claim or remedy of an indemnified party against any Sponsor Entity, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Sponsor Entity, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. In the event any other person with whom or which an indemnified party may be associated (including, without limitation, any Sponsor

Multi Packaging Solutions International Limited

Entity) or their insurers advances or extinguishes any liability or loss which is the subject of the indemnity set forth in Bye-law 53.1 or payable under any insurance policy described in Bye-law 53.2, the payor shall have a right of subrogation against the Company or its insurer(s) for all amounts so paid which would otherwise be payable by the Company or its insurer(s) under these Bye-laws.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	Notice of Board Meetings

The Chairman may, and the Secretary on the requisition of the Chairman shall, at any time summon a Board meeting on not less than 48 hours’ notice. Notice shall be deemed to have been given in accordance with this Bye-law, notwithstanding it is held on less than 48 hours’ notice, if all Directors attend the meeting in respect of which such notice is given. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

56.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be a majority of the Directors, provided that if there is only one Director for the time being in office the quorum shall be one.

58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

Multi Packaging Solutions International Limited

59.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all Board meetings at which such person is present. In their absence, a chairman shall be appointed or elected by the Directors present at the meeting, unless otherwise determined in accordance with procedures adopted by the Board.

60.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

63.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

64.	Form and Use of Seal

64.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

64.2	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

Multi Packaging Solutions International Limited

64.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

65.	Records of Account

65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

65.3	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 30th June in each year.

AUDITS

67.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

68.	Appointment of Auditor

68.1	Subject to the Act, the appointment of an auditor to the Company for each such fiscal year shall be submitted to the Members for their approval at each annual general meeting.

68.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditor

69.1	The remuneration of an Auditor shall be fixed by the Members or by the Board (or a committee appointed by the Board), if it is authorised to do so by the Members, save that the remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

Multi Packaging Solutions International Limited

70.	Duties of Auditor

70.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

70.2	The generally accepted auditing standards referred to in this Bye-law may be U.S. Generally Accepted Accounting Principles or those of a country or a jurisdiction other than Bermuda or such other generally accepted accounting standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted accounting standards used.

71.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

72.	Financial Statements and the Auditor’s Report

72.1	Subject to the following Bye-law, the financial statements and/or the auditor’s report as required by the Act shall be laid before the Members at the annual general meeting.

72.2	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

73.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

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CHANGES TO CONSTITUTION

75.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

76.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

77.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.